UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Mobility Electronics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MOBILITY ELECTRONICS, INC.
17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061

March 28, 2006
Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Mobility Electronics, Inc., a Delaware corporation, to be held at 10:00 a.m., local time, on Wednesday, May 24, 2006 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260. The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the meeting, which includes the election of two directors to serve until the annual meeting of stockholders in 2009, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and such other matters that shall properly come before the meeting or any adjournments thereof. We have also enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Our directors and officers will be present to help host the meeting and to respond to any questions that our stockholders may have. I hope that you will be able to attend.

Our Board of Directors believes that a favorable vote on the matters to be considered at the meeting is in the best interest of Mobility and our stockholders and unanimously recommends a vote “FOR” each such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed proxy card promptly. Whether or not you plan to attend the meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of your Board of Directors, thank you for your support.

Sincerely,

Charles R. Mollo
Chairman of the Board, President and
Chief Executive Officer

MOBILITY ELECTRONICS, INC.
17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mobility Electronics, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Wednesday, May 24, 2006 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, for the following purposes:

1. To elect two members of the Board of Directors, for a three-year term, to serve until the annual meeting of stockholders in 2009;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on March 28, 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

A list of stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the location of the meeting on May 24, 2006 and during ordinary business hours for a period of at least ten days prior to the meeting at the Company’s offices located at 17800 North Perimeter Drive, Suite 200, Scottsdale, Arizona 85255.

Information concerning the matters to be acted upon at the meeting is more fully described in the accompanying Proxy Statement.

Your vote is important. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly to assure that your shares are represented at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is provided. Even if you have given your proxy, you may still vote in person if you attend the meeting. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

Brian M. Roberts
Secretary

Scottsdale, Arizona
March 28, 2006

MOBILITY ELECTRONICS, INC.
17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2006

This proxy statement and the accompanying proxy are being first mailed on or about April 1, 2006 to the holders of the common stock of Mobility Electronics, Inc., a Delaware corporation, by the Board of Directors to solicit proxies for use at the annual meeting of stockholders to be held at 10:00 a.m., local time, on May 24, 2006 at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260, or at such other time and place to which the meeting may be adjourned.

At the meeting, our stockholders will consider and vote upon the following matters:

1. the election of two members of the Board of Directors, which currently consists of six directors, to serve until the annual meeting of stockholders in 2009;

2. the ratification of the selection of KPMG LLP as Mobility’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. such other business as may properly come before the meeting or any adjournments thereof.

REVOCABILITY OF PROXIES

A proxy may be revoked before it is exercised by delivering written notice of such revocation to Computershare Investor Services, 350 Indiana Street, Suite 800, Golden CO 80401, Attention: Proxy Department, which revocation must be received before May 24, 2006. If notice of revocation is not received by such date, a stockholder may nevertheless revoke a proxy by attending the meeting and voting in person. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, please follow the instructions you receive from them to vote your shares.

RECORD DATE AND VOTING SECURITIES

The Board has set the record date for determining the stockholders entitled to vote at the meeting as of the close of business on March 28, 2006. Mobility’s common stock, par value $0.01 per share, constitutes the only class of securities entitled to notice of, or to vote at, the meeting. As of the record date, we had issued and outstanding 31,021,236 shares of common stock. A holder of common stock on the record date shall be entitled to cast one vote for each share of common stock registered in his or her name.

QUORUM AND VOTING

Our bylaws require the presence at the meeting, in person or represented by proxy, of the holders of a majority of the shares issued and outstanding and entitled to vote to constitute a quorum to transact business. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be treated as shares that are present for purposes of determining the presence of a quorum. In the election of directors, abstentions will have no effect on the outcome of the vote, however, in the votes on the other matters that properly come before the meeting, including the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006, abstentions will have the effect of votes “against” the proposals. Broker non-votes are not considered to be shares entitled to vote and will not affect the outcome of any vote at the meeting.

If a quorum is present, in order to be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes of the shares of common stock present, either in person or by proxy, and entitled to vote on the election of directors. If a quorum is present, approval of all other matters that properly come before the meeting, including the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006, requires the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and entitled to vote on the matter presented at the meeting.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) FOR the election of the nominees for director named under Proposal No. 1, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006, and (iii) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting. In the event you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with those instructions.

Under the Delaware General Corporation Law, stockholders do not have any rights of appraisal or similar rights of dissenters with respect to the proposals set forth in this proxy statement.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

The Board has nominated Charles R. Mollo and Robert W. Shaner for re-election to the Board as Class III directors at the meeting, to serve until the 2009 annual meeting of stockholders and until their respective successors have been elected and qualified. Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Mollo and Shaner to the Board. The nominees have consented to serve as directors of the Company if elected. If, at the time of the meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe any of the nominees will be unable or will decline to serve as a director.

Vote Required

In order to be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes of the shares of common stock present, either in person or by proxy, and entitled to vote on the election of directors. The Board recommends a vote FOR the election of Messrs. Mollo and Shaner to the Board.

Board of Directors

Our Board has authorized seven director positions and our Board currently consists of six members. Although there is currently one vacancy on the Board, you may not vote for a greater number of persons than the number of nominees named in this proxy statement. The Board, along with the assistance of the Corporate Governance and Nominating Committee, has considered, and continues to consider, whether to fill the current vacancy on the Board. At this time, the Board has determined not to fill such vacancy. In the event such appointment is made, however, the newly appointed director will be elected by the Board to serve on one of the three classes of our Board until that class is next up for re-election by our stockholders.

Each director holds office until the director’s term expires, the director resigns, is removed or dies, or until the director’s successor is duly elected and qualified. Our bylaws provide for a classified Board. In accordance with the terms of our bylaws, our Board is divided into three classes whose terms expire at different times. The three classes are comprised of the following directors:

•	Class I consists of Jerre L. Stead and Larry M. Carr, who will serve until the annual meeting of stockholders to be held in 2007.

•	Class II consists of Jeffrey R. Harris and William O. Hunt, who will serve until the annual meeting of stockholders to be held in 2008.

•	Class III consists of Charles R. Mollo and Robert W. Shaner, who, if elected at the meeting, will serve until the annual meeting of stockholders to be held in 2009, and each is a nominee under this Proposal No. 1.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees, Continuing Directors and Named Executive Officers Who Are Not Directors

Set forth below is information furnished to the Company by the director nominees, each incumbent director whose terms will continue following the meeting, and each named executive officer who is not a director. There are no family relationships among any directors or executive officers of the Company. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

		Nominee or Continuing Director and Term /
Name	Age	Named Executive Officer

Charles R. Mollo	54	Chairman of the Board, President and Chief Executive Officer and nominee with term expiring in 2006
Larry M. Carr(1) (2)	62	Director with term expiring in 2007
Jeffrey R. Harris(1) (2)	57	Director with term expiring in 2008
William O. Hunt(1) (2) (3) (4)	72	Director with term expiring in 2008
Robert W. Shaner(2) (3)	57	Director and nominee with term expiring in 2006
Jerre L. Stead(2) (3)	63	Director with term expiring in 2007
Joan W. Brubacher(5)	52	Executive Vice President, Chief Financial Officer and Treasurer
Timothy S. Jeffries(5)	43	Executive Vice President and Chief Operating Officer

(1)	Member of Audit Committee

(2)	Member of Corporate Governance and Nominating Committee

(3)	Member of Compensation and Human Resources Committee

(4)	Lead Independent Director

(5)	Named Executive Officer Who Is Not A Director

Charles R. Mollo is one of our founders and has been Chief Executive Officer and Chairman of the Board of Directors since our formation in May 1995, and President since July 1999, having previously served as President between March 1997 and June 1998. From September 1992 to May 1995, Mr. Mollo was the director of the Wireless Telephone Products Division of Andrew Corporation, a communications equipment services and systems company. From September 1986 to July 1992, Mr. Mollo was the Vice President of Corporate Development of Alliance Telecommunications Corporation, a wireless telecommunications company. Between 1980 and 1986, Mr. Mollo was a Vice President of Meadows Resources, Inc., where he managed a venture capital and investment portfolio of approximately $150 million. In the past, he has served on the boards of a number of companies, including Alliance Telecommunications Corporation. Mr. Mollo holds a bachelor’s degree in Electrical Engineering from Manhattan College, a master’s degree in Electrical Engineering from Newark College of Engineering, and an MBA from the University of New Mexico.

Larry M. Carr has been a director since September 2000 and is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Carr has served as Chairman of the Board of Northwest National Bank since 1995, and has been a director since 1992. Mr. Carr has served as Chairman of the Board of Simtrol, Inc., formerly Video Conferencing Systems, Inc., a software company specializing in device control and monitoring, since 1998, and has been a director since 1993. Mr. Carr is also Chairman of the Board of NurseCore Management Services, LLC, a temporary services company in the healthcare industry, and a director of OHA Financial, Inc.

Jeffrey R. Harris has been a director since September 1995 and is Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee. Mr. Harris is a Business Facilitation Consultant, having retired in 2002 from Public Service Company of New Mexico, a public utility company, where he worked since 1972, most recently as Director, International Business Development. Mr. Harris is also President of New Vistas Investment Corporation, a real estate development and management company, President of New Horizons Enterprises, Inc., a real estate investment and management company, Vice President of Homes By New Vistas, a custom home builder, and was a founder and principal of Bright Beginnings Child Development Centers, a 15-center childcare chain in New Mexico, until its sale in 1994.

William O. Hunt has been a director since December 1999 and is a member of the Compensation and Human Resources Committee, Audit Committee and Corporate Governance and Nominating Committee, and also currently serves as Mobility’s lead independent director. From 1992 to 2001, Mr. Hunt served as Chairman of the Board of Wireless WebConnect!, Inc., a public access telecommunications firm, and from 1992 to 1998 served as its Chief Executive Officer. From 1993 to 1996, Mr. Hunt served as Vice Chairman of the Board of Hogan Systems, Inc., a leading supplier of application software for the worldwide financial and banking industry, and from 1990 to 1993 served as its Chairman. From 1986 to 1992, Mr. Hunt served as Chairman of the Board, Chief Executive Officer and President of Alliance Telecommunications Corporation, a wireless telecommunications company. He is also currently a director of Andrew Corporation.

Robert W. Shaner has been a director since May 2004 and is a member of the Compensation and Human Resources Committee and Corporate Governance and Nominating Committee. From December 2002 to September 2005, Mr. Shaner served as a director of REMEC, Inc., a wireless equipment and military product manufacturer, and from February 2004 to September 2004 served as its Interim Chief Executive Officer. From January 2001 to February 2003, Mr. Shaner served as the president of Wireless Operations for Cingular Wireless, LLC, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation. From November 1999 to January 2001, Mr. Shaner served as President and Chief Executive Officer of Pacific Bell Wireless and Southwestern Bell Mobile Systems, providers of wireless communication services to consumers and businesses. Mr. Shaner served as the President and Chief Executive Officer of Pacific Bell Wireless from August 1998 to November 1999. From March 1997 to July 1998, Mr. Shaner served as president of SBCI Europe and Middle East for SBC International, Inc. Prior to 1997, Mr. Shaner held various management positions at Southwestern Bell Telephone/Telecom and Cellular One. Mr. Shaner also currently serves as the Chairman of the Board of Curators of Central Methodist University. Mr. Shaner is also currently a director of Interdigital Communications Corporation.

Jerre L. Stead has been a director since November 2000 and is Chairman of the Compensation and Human Resources Committee and a member of the Corporate Governance and Nominating Committee. Mr. Stead is currently the Executive Chairman of the Board of IHS Inc. From 1996 through 2000, Mr. Stead served as Chairman of the Board and Chief Executive Officer of Ingram Micro, Inc., a worldwide distributor of information technology products and services. He is past Chairman of the Board of the Center of Ethics and Values at Garret Seminary on the Northwestern University campus. Mr. Stead is also on the board of the Salk Institute and the National Board of Alzheimer’s Association. Mr. Stead is also currently a director of Armstrong World Industries, Inc., Brightpoint, Inc., Conexant Systems, Inc., and Mindspeed Technologies, Inc.

Named Executive Officers Who Are Not Directors

Joan W. Brubacher began working for us in 1998 as our Senior Financial Analyst, was appointed Controller in 1999 and promoted to Vice President in 2000. She was appointed to the position of Vice President and Chief Financial Officer in 2001 and Executive Vice President and Chief Financial Officer in 2002. Prior to joining us, Ms. Brubacher served as Chief Financial Officer for Phase Laser Systems, Inc., an electronics development/manufacturing firm. Previously, she served as Chief Financial Officer and subsequently as Chief Operating Officer for Laserex, Inc., a laser pointer manufacturing company. Ms. Brubacher began her career with the international public accounting firm Ernst & Whinney (now Ernst & Young) and holds a bachelor’s degree in Business Administration with concentration in Accounting from Kansas State University.

Timothy S. Jeffries joined us in 2002 as Vice President of Worldwide Sales. Mr. Jeffries was appointed Executive Vice President of Worldwide Sales & Services in August 2002, and was appointed Executive Vice President, Global Sales, Marketing & Services in February 2003. He was appointed Executive Vice President and Chief Operating Officer in May 2003. Prior to joining us, Mr. Jeffries served as Vice President, Client Solutions for Viacore, Inc., a provider of supply chain software and services, from 2000 to 2001. Previously, he served as Vice President, Vendor Sales, and later Vice President, Product Management, for Ingram Micro, Inc., a worldwide distributor of information technology products and services, from 1997 to 1999. Mr. Jeffries has also held several sales and marketing leadership roles in the high technology industry with companies such as Intelligent Electronics, Inc., a full service home entertainment specialty store, and Novell, Inc., a provider of proprietary and open source software for use in business solutions. Mr. Jeffries holds a bachelor’s degree in Political Science from Santa Clara University and an Executive MBA from Duke University’s Global Executive program.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. MOLLO AND SHANER TO THE BOARD OF DIRECTORS.

BOARD COMMITTEES, INDEPENDENCE AND MEETING ATTENDANCE

Board and Committee Independence

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the rules of the Nasdaq National Market:

Larry M. Carr
Jeffrey R. Harris
William O. Hunt
Robert W. Shaner
Jerre L. Stead

In this proxy statement these five directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

The Board of Directors has also determined that each member of the Audit, Compensation and Human Resources, and Corporate Governance and Nominating committees meets the independence requirements applicable to those committees prescribed by the rules of the Nasdaq National Market, the Securities and Exchange Commission and the Internal Revenue Service.

Meetings of Independent Directors

The Independent Directors meet in executive session at least twice annually. These meetings are chaired by the Lead Independent Director, who is appointed by the Board on an annual basis. Only Independent Directors are eligible to serve as the Lead Independent Director. Mr. Hunt currently serves as Lead Independent Director.

Board and Committee Meetings

Our Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval of the Board. It also holds special meetings when an important matter requires action by the Board between scheduled meetings. During 2006, the Board held nine meetings, the Compensation and Human Resources Committee held four meetings, the Audit Committee held ten meetings, and the Corporate Governance and Nominating Committee held four meetings. During 2006, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

Board Committees

During 2005, the Board had three standing committees: the Compensation and Human Resources Committee, the Audit Committee, and the Corporate Governance and Nominating Committee.

Audit Committee.  The Company’s Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board consists of Messrs. Harris (Chair), Carr and Hunt. The Audit Committee aids management in the establishment and supervision of our financial controls, evaluates the scope of the annual audit, reviews audit results, makes recommendations to our Board regarding the selection of our independent registered public accounting firm, consults with management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs.

The Board has determined that each member of the Audit Committee — Messrs. Harris, Hunt and Carr — is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission.

A current copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee of the Board consists of Messrs. Stead (Chair), Hunt and Shaner. The Compensation and Human Resources Committee makes determinations concerning salaries and incentive compensation for our executive officers, directors and certain employees and consultants and administers our 2004 Omnibus Long-Term Incentive Plan, our 2004 Non-Employee Director Long-Term Incentive Plan, our 1996 Long-Term Incentive Plan, our Employee Stock Purchase Plan, and our Discretionary Bonus Plan.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee of the Board consists of Messrs. Carr (Chair), Harris, Hunt, Shaner and Stead. The Corporate Governance and Nominating Committee’s role is to assist the Board in identifying qualified individuals to become members of the Board, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance policies and practices.

Compensation of Directors

Each director who is also one of our employees does not receive additional compensation for serving as a director.

Each non-employee director, upon appointment and/or initial election to the Board, receives a grant of 22,500 restricted stock units. At each annual meeting of our Board, each non-employee director who is elected to serve on either the Audit Committee, Compensation and Human Resources Committee or Corporate Governance and Nominating Committee receives a grant of 1,200 restricted stock units, and each non-employee director elected to serve as chairman of a committee receives an additional grant of 500 restricted stock units. Vesting for restricted stock units granted upon appointment and/or initial election to the Board occurs three years following the date of grant. Vesting for restricted stock units granted upon election to a committee or as chairman of a committee occurs one year following the date of grant. The vesting period for all restricted stock units granted to our directors is subject to the director’s continuous service, with earlier full vesting upon a change in control of the Company and earlier pro-rata vesting upon a director’s death, total and permanent disability or voluntary retirement.

Each non-employee director also receives a retainer of $1,000 per month, as well as a fee of $1,000 for each board meeting attended in person, $500 for each telephonic board meeting attended, and $500 for each committee meeting attended either in person or telephonically. The Company’s lead independent director also receives an additional monthly retainer equal to 50% of the monthly retainer paid to the Company’s other non-employee directors, which currently amounts to $500 per month. At the beginning of each quarter, each non-employee director may elect to receive compensation earned during the quarter in shares of the Company’s common stock. The number of shares issued is determined based on the average of the closing price of the Company’s common stock for each of the final 30 trading days prior to, and including, the last trading day of each quarter.

Directors may also be reimbursed for expenses in connection with attendance at Board and committee meetings.

Director Nominations Policy

The Company’s Board of Directors has adopted a Director Nominations Policy (the “Nominations Policy”). The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Company’s recommended slate of director nominees (the “Candidates”). The Nominations Policy is administered by the Corporate Governance and Nominating Committee (the “Nominating Committee”) of the Board.

Minimum Criteria for Board Members

Each Candidate must possess at least the following specific minimum qualifications:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s stockholders.

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and shall have established a record of professional accomplishment in his/her chosen field.

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee or committees of which he or she is a member, and shall not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each Candidate shall be willing to make, and shall be financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Guidelines.

Desirable Qualities and Skills

In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•	Each Candidate should possess professional and personal experiences and expertise relevant to the Company’s goal of being the leading provider of innovative products and solutions for the mobile electronics industry.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominations Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Nominating Committee.

The Nominations Policy divides the process for Candidates proposed by stockholders into the general nomination right of all stockholders and proposals by “Qualified Stockholders” (as defined below).

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934. In order for the director nomination to be timely, a stockholder’s notice to the Company must be delivered to the Company’s principal executive offices not less than 120 days prior to the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. In the event that the Company sets an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedures described in the next paragraph are meant to establish an additional means by which certain stockholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit stockholders’ general nomination rights in any way.

Proposals by Qualified Stockholders

In addition to those Candidates identified through its own internal processes, in accordance with the Nominations Policy, the Nominating Committee will evaluate a Candidate proposed by any single stockholder or group of stockholders that has beneficially owned more than 5% of the Common Stock for at least one year (and will hold the required number of shares through the annual stockholders meeting) and that satisfies the notice, information and consent provisions in the Nominations Policy (a “Qualified Stockholder”). All Candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

In order to be considered by the Nominating Committee for an upcoming annual meeting of stockholders, a notice from a Qualified Stockholder regarding a potential Candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. If the Company changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under the rules of the Nasdaq National Market.

Evaluation of Candidates

The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, a member of the Nominating Committee, the Chairman of the Board or the chief executive officer will interview the Candidate and communicate his or her evaluation to the Nominating Committee members, the Chairman of the Board and/or the chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended Candidates for the Board’s consideration.

Future Revisions to the Nominations Policy

The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating Committee intends to review the Nominations Policy at least annually and anticipates that modifications will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the Nominations Policy at any time, in which case the most current version will be available on the Company’s web site at http://www.mobilityelectronics.com.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has also discussed the matters required to be discussed by SAS 61, as amended, (Codification of Statements on Auditing Standards, AU § 380) and Securities and Exchange Commission rules and regulations with KPMG LLP, our independent registered public accounting firm. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has reviewed, evaluated and discussed with KPMG LLP its independence from the Company. The Audit Committee has also discussed with management and KPMG LLP such other matters and received such assurances from them as it deemed appropriate.

Based upon the review and discussion of the above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Audit Committee has also recommended for stockholder approval the retention of KPMG LLP as the Company’s independent registered public accounting firm during 2006.

A current copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.

Respectfully submitted:

Jeffrey R. Harris
William O. Hunt
Larry M. Carr

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Our independent registered public accounting firm during the year ended December 31, 2005 was KPMG LLP. KPMG LLP has audited our financial statements since 1995. A representative of KPMG LLP is expected to be present at the meeting for the purpose of responding to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

The following table sets forth the aggregate fees billed to the Company for fiscal 2005 and fiscal 2004 by KPMG LLP:

	2005	2004

Audit Fees	$633,150	$686,480
Audit-Related Fees	6,950	13,700
Tax Fees	13,836	35,335
All Other Fees	—	—

Total	$653,936	$735,515

Audit Fees consist of fees relating to the audit of our year-end consolidated financial statements, the audit of our internal control over financial reporting, and reviews of our quarterly financial statements. Audit fees for 2005 also consist of fees relating to the filing of our amended annual report on Form 10-K for the year ended

December 31, 2004 and amended quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

Audit-Related Fees consist primarily of fees relating to the review of registration statements filed with the Securities and Exchange Commission.

Tax Fees consist of fees relating to tax compliance and advisory services.

The Audit Committee regularly determines whether specific projects or expenditures could potentially affect KPMG LLP’s independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP and has concluded that it is compatible.

PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee is directly responsible for the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm. The Audit Committee must approve, in advance, the provision by the independent registered public accounting firm of all audit services and permissible non-audit services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee also actively engages in a dialogue with the independent registered public accounting firm with respect to any relationships or services that may impact their objectivity and independence. In 2005, all fees paid to the independent registered public accounting firm for non-audit services were approved in advance by the Audit Committee.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

Members of the Compensation and Human Resources Committee

Our Compensation and Human Resources Committee (the “Committee”) consists of the following three members: Jerre L. Stead, William O. Hunt and Robert W. Shaner. Mr. Stead serves as Chairman of the Committee. Each director who served on the Committee during 2005 qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “independent director” as such term is defined in Rule 4200(a)(15) of the rules of the Nasdaq National Market. The Committee operates under a written charter which is available on our website at http://www.mobilityelectronics.com.

Executive Compensation Philosophy

Our executive compensation plans have been designed to attract, retain and reward high caliber executives who are expected to formulate and execute our business plans in a manner that will provide our stockholders with a higher than average return on our common stock while ensuring that our compensation levels are fair and appropriate to both our executives and stockholders. With these goals in mind, our compensation plans and policies have been designed to significantly link total compensation with our operating performance. Although the Committee recognizes that the improvement of operating performance and higher stock prices do not necessarily move in tandem over the short term, the Committee believes that the two criteria will correlate over the long term.

The Committee does not expect to pay above-average base salaries to its executive officers, but does expect to use performance-oriented and equity-based compensation to reward positive performance and results.

The Committee also supports the position that stock ownership by our executive officers, encouraged by equity-based compensation plans, aligns the interests of the executive officers with those of our stockholders. By using equity-based compensation over a period of time, our executive officers should become larger holders of common stock. This is intended to strengthen their identification with our stockholders and make increasing stockholder value an even more important focus for our management group. In addition, the Committee believes that the use of equity-based compensation combined with a focus on our operating performance will create a balance of these two long-term objectives.

Our compensation policy for our chief executive officer as well as the other executive officers reflects the following general goals and objectives:

•	to encourage growth and create increased stockholder value through the efficient use of corporate assets;

•	to recognize the contribution made by exceptional management;

•	to provide the framework, as a component of the total compensation program, to attract, retain and motivate highly qualified management personnel; and

•	to develop performance criteria measuring revenue growth, profit and loss performance and other qualitative factors.

In early 2004, and again in 2005, the Committee retained an independent consultant to review our equity compensation plans in total and the overall compensation philosophy for our executive officers, particularly in light of the new accounting rules that have been adopted relating to the expensing of stock options. The independent consultant recommended a compensation philosophy set at the 50th percentile of the market, to be determined by a review of peer company data, with the ability to go above or below the 50th percentile depending on the experience and capabilities of the individual and the critical nature of that individual’s role.

Executive Compensation Program

Compensation for Company executives consists of both cash and equity-based opportunities. During 2005, the annual cash compensation consisted of (i) base salary and (ii) an annual bonus opportunity under a discretionary bonus plan adopted by the Committee. During 2005, equity-based compensation was granted in the form of restricted stock units issued pursuant to our 2004 Omnibus Long-Term Incentive Plan.

Base Salary.  During 2005, the Committee determined base salaries for our executive officers based upon an analysis prepared by an outside consultant, which included a comparison of competitive pay practices for peer companies. The Committee also considered other factors, such as the overall performance of the Company and the executive officer’s role, past performance, experience and capabilities.

Discretionary Bonus Plan.  The Committee is responsible for administering and interpreting our discretionary bonus plan, determining eligibility thereunder, approving performance goals and plans, and determining bonus awards. During 2005, the participants in the discretionary bonus plan, including our executive officers and other selected personnel, were eligible for an annual award based on a percentage of base compensation equal to 70% for our Chief Executive Officer, and ranging from 25% to 50% for other executive officers and selected personnel. The percentage range of potential awards during 2005 was based upon the analysis prepared by the outside consultant retained by the Committee and was tied to the Company’s achievement of specified consolidated adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) targets. Potential payouts under the discretionary bonus plan ranged from 80% to 300% based upon the Company’s achievement of the EBITDA targets.

In addition, the determination of whether to issue awards under the discretionary bonus plan takes into account input from our executive officers and the Committee’s consideration, among other things, of one or more of the following goals:

•	encouraging our growth and creating increased stockholder value through the efficient use of assets;

•	recognizing the contribution of exceptional management, and awarding discretionary bonuses for extraordinary performance; and

•	providing incentives and rewards, as a component of the total compensation program, to attract, retain and motivate highly qualified management personnel.

To achieve these goals, we integrate base compensation with bonuses based upon a variety of factors that include our operating performance, as well as each participant’s individual initiative and performance.

While the Company achieved an EBITDA target during 2005 that would have resulted in payouts under the discretionary bonus plan at the 80% level, the Committee determined, based on the operating performance of the

Company and its discretionary authority, that bonus awards at this level were not appropriate. The Committee did, however, grant discretionary bonuses at a level ranging between 6% and 10% of base compensation to reward the Company’s executive officers and select personnel for their performance in connection with the Company’s sale of a portfolio of 46 patents and patents pending related to the Company’s Split Bridge and serialized PCI intellectual property for $13 million.

The Committee has adopted a similar discretionary bonus plan for 2006 in which our executive officers and selected personnel are eligible for an annual award based on a percentage of base compensation equal to 70% for our Chief Executive Officer, and ranging from 25% to 50% for other executive officers and selected personnel. The percentage range of potential awards during 2006 are again tied to the Company’s achievement of specified EBITDA targets and potential payouts range from 80% to 300% based upon the Company’s performance.

Equity Compensation.  The Committee oversees the Company’s long-term equity-based incentive plans. In 2005, long-term, equity-based compensation was granted in the form of restricted stock units pursuant to a Company-wide equity compensation program adopted by the Committee in 2004. These restricted stock units were granted under the Company’s 2004 Omnibus Long-Term Incentive Plan adopted by the Company’s stockholders at its 2004 annual meeting. This equity compensation program was developed in conjunction with an analysis prepared by the Committee’s outside consultant. In light of recently adopted rules relating to the expensing of stock options, the Committee determined that it would be in the Company’s best interest to issue restricted stock units rather than stock options.

Under this new equity compensation program, all full-time Company employees, including the Company’s executive officers, received restricted stock units that allow each to receive shares of the Company’s common stock upon the Company’s achievement of a specific performance objective tied to net income. Alternatively, if the performance objective is not met within five years of the date of grant, the restricted stock units will vest automatically, in full, at that time. In addition, the restricted stock units may vest earlier, on a pro-rata basis, upon the death, disability, termination without cause, or retirement of the plan participants. The Committee selected a performance objective tied to net income that it believes will support the Company’s goal of providing superior stockholder returns.

The size of the awards granted to the Company’s executive officers in January 2005 was based upon the analysis prepared by the Committee’s outside consultant, a review of awards granted to executive officers at comparable companies, as well as the performance of each executive officer compared to the Company’s strategic plan and an analysis of the executive officer’s role, past performance, experience and capabilities.

In addition, in March 2005, in light of the recent rules adopted with respect to the expensing of stock options, the Committee determined that it was in the Company’s best interest to accelerate the vesting of all of the Company’s outstanding stock options having an exercise price greater than $6.00 per share. The Committee determined that the overall benefits to the Company in accelerating the vesting of these stock options outweighed the potential negative consequences. As a result of this action, all stock options previously granted to the Company’s executive officers with an exercise price greater than $6.00 per share are now fully vested.

Fiscal Year 2005 CEO Compensation

The compensation for Mr. Mollo during 2005 was based upon the procedure for determining base salaries, discretionary bonus awards and long-term equity-based awards described above and the factors and criteria described below.

Base Salary.  As of December 31, 2005, Mr. Mollo’s annual base salary was $340,000. This salary was based upon the analysis prepared for the Committee by its outside consultant, as well as the improved financial performance of the Company and discretionary measures based on Mr. Mollo’s strategic direction of the Company and his managerial effectiveness, including leadership exhibited through relationships with customers, vendors, employees and stockholders and new product and market development.

Annual Bonus.  During 2005, the Committee granted a discretionary bonus to Mr. Mollo totaling $34,000, or 10% of his base compensation, to reward Mr. Mollo for his performance in connection with the Company’s sale of a portfolio of 46 patents and patents pending related to the Company’s Split Bridge and serialized PCI intellectual property for $13 million.

Long-Term Equity Compensation.  In January 2005, the Committee granted Mr. Mollo an award of 100,000 restricted stock units pursuant to the long-term equity compensation program adopted by the Committee in 2004. This award was granted by the Committee based upon the analysis prepared for the Committee by its outside consultant and the Committee’s consideration of Mr. Mollo’s role in the improved financial performance of the Company and the relative proportion of long-term equity incentives within the total mix of Mr. Mollo’s compensation.

Stock Ownership Guidelines

During 2004, the Board adopted a new requirement pursuant to its Corporate Governance Guidelines that each of its executive officers and directors own a minimum of 1,000 shares of the Company’s common stock within three years of the date that such individual joins the Company. The Committee believes that its directors and executive officers should have a significant financial stake in the Company and that this new requirement helps to further align the interests of the Company’s directors and executive officers with its stockholders.

Respectfully submitted:

Jerre L. Stead
William O. Hunt
Robert W. Shaner

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Messrs. Hunt, Shaner and Stead, who are all of the members of our Compensation and Human Resources Committee, has at any time been one of our officers or employees nor had any relationship that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board or compensation committee of any entity which has one or more executive officers serving as a member of our Board or Compensation and Human Resources Committee. For a description of the transactions between us and any member of the Compensation and Human Resources Committee and entities affiliated with any Compensation and Human Resources Committee member, see “Certain Relationships and Related Transactions” below.

CORPORATE GOVERNANCE

Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at http://www.mobilityelectronics.com.

•	Audit Committee Charter

•	Compensation and Human Resources Committee Charter

•	Corporate Governance and Nominating Committee Charter

•	Corporate Governance Guidelines

•	Director Nominations Policy

•	Code of Business Conduct and Ethics

•	Policy for Reporting Questionable Accounting or Auditing Matters

Copies may also be obtained, free of charge, by writing to: Secretary, Mobility Electronics, Inc., 17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona 85255.

Stockholders may communicate directly with any or all of our Board members or any Board committee by writing to such individuals or committees in care of our Secretary. The Secretary will forward any such communications to the addressee on a regular basis. The Lead Independent Director will receive all communications directed to the Board, and the Chairman of each committee will receive all communications directed to that specific committee. Please address any written communications as follows:

Mobility Electronics, Inc.
[Addressee*]
c/o Secretary
17800 N. Perimeter Dr., Suite 200
Scottsdale, Arizona 85255
*Board of Directors
*Audit Committee
*Compensation and Human Resources Committee
*Corporate Governance and Nominating Committee
*Name of individual director

The Corporate Governance Guidelines require each Board member to attend the Company’s annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. There were six directors at the time of the 2005 annual meeting of stockholders and three were unable to be present due to causes beyond their reasonable control.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2006 by:

•	each person or entity known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our directors and the Named Executive Officers; and

•	all of our directors and Named Executive Officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Number of Shares
	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Percentage(3)

Directors and Named Executive Officers:
Charles R. Mollo(4)	1,795,787	5.8%
Larry M. Carr(5)	305,818	1.0%
Jeffrey R. Harris(4)	1,410,358	4.5%
William O. Hunt(6)	126,000	*
Robert W. Shaner	2,910	*
Jerre L. Stead(7)	186,660	*
Joan W. Brubacher(8)	265,383	*
Timothy S. Jeffries(9)	229,632	*
Executive officers and directors as a group (eight persons)	3,153,481	10.0%
5% or more Stockholders:
Adage Capital Partners GP, LLC(10)	3,538,258	11.4%
FMR Corp(11)	3,365,947	10.9%
Alydar Partners, LLC(12)	2,632,902	8.5%
Fred Alger Management, Inc. and Fred M. Alger III(13)	2,240,000	7.2%
Mellon Financial Corporation(14)	2,098,700	6.8%
Friess Associates LLC(15)	2,046,100	6.6%
Janice L. Breeze-Mollo(4)	1,635,382	5.3%
Longwood Investment Advisors, Inc(16)	1,604,350	5.2%

*	Represents beneficial ownership of less than 1%.

(1)	The address of all directors and Named Executive Officers is c/o Mobility Electronics, Inc., 17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona 85255.

(2)	“Beneficially” owned shares, as defined by the Securities and Exchange Commission, are those shares as to which a person has voting or investment power, or both. “Beneficial” ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares.

(3)	Percentage of beneficial ownership is based upon 31,004,986 shares of common stock outstanding as of March 15, 2006. For each named person, this percentage includes common stock that such person has the right to acquire either currently or within 60 days of March 15, 2006, including upon the exercise of an option or warrant.

(4)	The following describes the sole and shared voting power over the shares of common stock beneficially owned by Charles R. Mollo, Jeffrey R. Harris, and Janice L. Breeze-Mollo:

(i)	Sole Voting and Investment Power:

Mr. Mollo has sole voting and investment power over 105,731 shares of common stock, which includes 53,724 options exercisable within 60 days of March 15, 2006.

Ms. Breeze-Mollo has sole voting and investment power over 6,468 shares of common stock.

Mr. Harris has sole voting and investment power over 241,291 shares of common stock, which includes 47,750 options and 27,647 warrants exercisable within 60 days of March 15, 2006.

(ii)	Shared Voting and Investment Power

Mr. Mollo shares voting and investment power over (a) 8,000 shares of common stock held by The CRM Revocable Trust, of which Mr. Mollo is the trustee; and (b) 35,000 shares of common stock held by the John R. Harris and Timothy D. Harris Irrevocable Trust, of which Mr. Mollo is a trustee.

Ms. Breeze-Mollo shares voting and investment power over 14,696 shares of common stock held by the JLM Revocable Trust, of which Ms. Breeze-Mollo is the trustee; and 30,966 shares of common stock held by the Breeze Family LLC, of which Ms. Breeze-Mollo is the manager.

Mr. Mollo and Ms. Breeze-Mollo share voting and investment power over (a) 85,441 shares of common stock of which they are the holder of record as joint tenants with right of survivorship; (b) 128,136 shares of common stock that may be purchased upon the exercise of options held by CJMO, LLC, a limited liability company in which Mr. Mollo and Ms. Breeze-Mollo are members and Mr. Mollo is the manager; (c) 71,470 shares of common stock owned by the CRM-008 Trust, of which Mr. Mollo and Ms. Breeze-Mollo are trustees; (d) 165,056 shares of common stock held by La Luz Enterprises, L.L.C., of which Mr. Mollo is the sole manager, and the CRM-008 Trust, of which Mr. Mollo and Ms. Breeze-Mollo are trustees, is the sole member; and (e) 27,886 shares of common stock held by La Luz Enterprises-II, L.L.C., of which Ms. Breeze-Mollo is the sole manager, and the JLM-008 Trust, of which Mr. Mollo and Ms. Breeze-Mollo are trustees, is the sole member.

Mr. Mollo and Mr. Harris share voting and investment power over 63,804 shares of common stock held by the Harris Family LLC, of which Mr. Harris is the manager and the John R. Harris and Timothy D. Harris Irrevocable Trust, of which Mr. Mollo is a co-trustee, is the majority member.

Mr. Mollo, Ms. Breeze-Mollo and Mr. Harris share voting and investment power over 411,768 shares of common stock held by New Horizons Enterprises, Inc. The CRM-008 Trust and the JLM-008 Trust, both of which Mr. Mollo and Ms. Breeze-Mollo are trustees, together own approximately 74% of New Horizons Enterprises, Inc. Mr. Harris owns approximately 26%, and is president and director of New Horizons Enterprises, Inc. Mr. Mollo, Ms. Breeze-Mollo and Mr. Harris also share voting and investment power over 693,495 shares of common stock held by New Vistas Investment Corporation. The CRM-008 Trust and the JLM-008 Trust, both of which Mr. Mollo and Ms. Breeze-Mollo are trustees, together own approximately 61% of New Vistas Investment Corporation. Mr. Harris owns approximately 20%, and is president and director of New Vistas Investment Corporation. Ms. Breeze-Mollo is also a director and vice president of New Vistas Investment Corporation.

The address for Ms. Breeze-Mollo is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111.

(5)	Includes 140,149 shares of common stock held by OHA Financial, Inc., of which Mr. Carr is a director and majority stockholder; 56,230 shares held with Ms. Sharon Carr as tenants in common; 13,823 warrants and 38,500 options exercisable within 60 days of March 15, 2006.

(6)	Includes 90,000 shares of common stock owned by B&G Partnership Limited, which Mr. Hunt co-owns with his spouse; and 36,000 options exercisable within 60 days of March 15, 2006.

(7)	Includes 63,500 options exercisable within 60 days of March 15, 2006.

(8)	Includes 63,571 options exercisable within 60 days of March 15, 2006.

(9)	Includes 93,562 options exercisable within 60 days of March 15, 2006.

(10)	Based on a Form 3 filed with the Securities and Exchange Commission on March 23, 2006, reflecting ownership of these shares as of March 13, 2006. The Form 3 indicates that these shares are held directly by Adage Capital Partners, L.P., a limited partnership of which Adage Capital Partners GP, L.L.C. is the general partner. The Form 3 indicates that Adage Capital Partners GP, L.L.C. has discretion over these shares, but disclaims beneficial ownership except to the extent of its pecuniary interest therein. The address for Adage Capital Partners GP, L.L.C. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(11)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006, which indicates that these shares are beneficially owned by FMR Corp. and various subsidiaries and related persons and entities. The Schedule 13G/A reports sole power to vote, or direct the voting, of 918,600 shares and sole power to dispose, or direct the disposition, of 3,365,947 shares. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(12)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006, which indicates that these shares are beneficially owned by Alydar Partners, LLC and various related persons and entities. The Schedule 13G/A reports shared power to vote, or direct the voting, and shared power to dispose, or direct the disposition, of a total of 2,632,902 shares. The address for Alydar Partners, LLC is 222 Berkeley Street, 17th floor, Boston, MA 02116.

(13)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2006, which indicates that these shares are beneficially owned by Fred Alger Management, Inc. and Fred M. Alger III. The Schedule 13G reports sole power to vote, or direct the voting, and dispose, or direct the disposition, of a total of 2,240,000 shares. The address for Fred Alger Management, Inc. and Fred M. Alger III is 111 Fifth Avenue, New York, New York 10003.

(14)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006, which indicates that these shares are beneficially owned by Mellon Financial Corporation and various subsidiaries and related persons and entities. The Schedule 13G reports sole power to vote, or direct the voting, of 1,861,200 shares, and dispose, or direct the disposition of 2,098,700 shares. The address for Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(15)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006, which indicates that these shares are beneficially owned by Friess Associates LLC. The Schedule 13G reports sole power to vote, or direct the voting, and dispose, or direct the disposition, of a total of 2,046,100 shares. The address for Friess Associates LLC is 115 E. Snow King, Jackson, WY 83001.

(16)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, which indicates that these shares are beneficially owned by Longwood Investment Advisors, Inc. The Schedule 13G reports sole power to vote, or direct the voting, and dispose, or direct the disposition, of a total of 1,604,350 shares. The address for Longwood Investment Advisors, Inc. is 1275 Drummers Lane, Suite 207, Wayne, PA 19087.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 regarding the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans. Our stockholder approved plans include the 1996 Long Term Incentive Plan, the 2001 Employee Stock Purchase Plan, the 2004 Non-Employee Director Long-Term Incentive Plan, and the 2004 Omnibus Long-Term Incentive Plan.

			Number of Securities
			remaining available For
	Number of Securities		future Issuance under
	to be Issued upon	Weighted-average Exercise	Equity Compensation
	Exercise of	Price of Outstanding	Plans (excluding
	Outstanding Options,	Options, Warrants and	Securities reflected in
	Warrants and Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders:	1,166,246	$4.97	3,575,666(1)
Equity compensation plans not approved by stockholders	2,402,452(2)	$8.35	None

Total:	3,568,698	$7.25	3,575,666

(1)	Includes 103,319 shares available under the 1996 Long Term Incentive Plan; 1,773,037 shares available under the 2001 Employee Stock Purchase Plan; 247,234 shares available under the 2004 Non-Employee Director Long-Term Incentive Plan; and 1,452,076 shares available under the 2004 Omnibus Long-Term Incentive Plan.

(2)	Includes 16,500 non-qualified options granted at $1.65 per share to the employees of Mobility Texas, Inc., formerly known as Cutting Edge Software, Inc., at the time that we acquired Mobility Texas, Inc. in August 2002, which options are fully vested and expire August 20, 2006; 5,000 warrants issued to Silicon Valley Bank at an exercise price of $7.59 per share in connection with an amendment to our line of credit, which are fully vested and expire September 3, 2013; two separate warrants granted to RadioShack Corporation in connection with the restructuring of the Company’s strategic relationship with RadioShack in March 2005, with each warrant providing RadioShack with the right to acquire 595,238 shares of common stock at an exercise price of $8.40 per share upon the achievement of certain performance results by the Company, and having expiration dates of February 15, 2008 and February 15, 2010, respectively, that may, under certain circumstances, be extended to August 15, 2008 and August 15, 2010, respectively; and two separate warrants granted to Motorola, Inc. in connection with the restructuring of the Company’s strategic relationship with Motorola in March 2005, with each warrant providing Motorola with the right to acquire 595,238 shares of common stock at an exercise price of $8.40 per share upon the achievement of certain performance results by the Company, and having expiration dates of February 15, 2008 and February 15, 2010, respectively, that may, under certain circumstances, be extended to August 15, 2008 and August 15, 2010, respectively.

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, paid to, or accrued for services rendered to us in all capacities during the years ended December 31, 2005, 2004, and 2003 by our chief executive officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 2005 for services rendered in all capacities to us during the year ended December 31, 2005 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation(1)			Long-Term Compensation Awards
				Other	Restricted	Securities	All
			Bonus	Annual	Stock	Underlying	Other
Name and Principal Position	Year	Salary($)	Payouts($)	Compensation($)	Awards($)	Options(#)	Compensation($)(2)

Charles R. Mollo	2005	$334,194	$34,000	—	$732,000(5)	—	$5,699

President, Chief Executive	2004	$323,730	—	—	—	—	$5,403

Officer and Chairman	2003	$278,684	$40,327	—	—	150,000	$4,911

of the Board

Timothy S. Jeffries	2005	$232,425	$19,080	—	$549,000(6)	—	$2,202

Executive Vice President,	2004	$223,077	—	$144,708(3)	—	—	—

Chief Operating Officer	2003	$197,300	$21,086	$51,497(4)	—	125,000	—

Joan W. Brubacher	2005	$232,425	$19,080	—	$549,000(7)	—	$10,060

Executive Vice President,	2004	$223,077	—	—	—	—	$8,200

Chief Financial Officer and Treasurer	2003	$194,874	$20,481	—	—	125,000	$8,875

(1)	In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

(2)	The amounts shown reflect matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Mollo, Mr. Jeffries, and Ms. Brubacher.

(3)	This amount includes (a) $49,500 relating to the reimbursement of fees and expenses incurred by Mr. Jeffries in obtaining his Executive MBA from Duke University during fiscal 2004; and (b) $95,208 relating to the reimbursement of relocation, temporary housing and automotive expenses incurred by Mr. Jeffries during fiscal 2004. The Company has further agreed to not deduct these expenses for tax purposes.

(4)	This amount includes (a) $41,090 relating to the reimbursement of fees and expenses incurred by Mr. Jeffries in obtaining his Executive MBA from Duke University during fiscal 2003; and (b) $10,407 relating to reimbursement of temporary housing and automotive expenses incurred by Mr. Jeffries during fiscal 2003. The Company has further agreed to not deduct these expenses for tax purposes.

(5)	Represents the grant of restricted stock units under which the executive has the right to receive, subject to vesting, 100,000 shares of common stock. The restricted stock units vest five years following the date of grant, but may vest earlier, in full, upon the Company’s achievement of specific performance criteria, and may vest earlier, on a pro-rata basis, upon the executive’s death, disability, termination without cause, or retirement. The value set forth above is based on the closing price of the Company’s common stock on the date of grant, January 13, 2005, which was $7.32 per share. The aggregate restricted stock holdings held by the executive at the end of the last fiscal year consisted of 100,000 restricted stock units having a value of $966,000, based on the closing price of the Company’s common stock on December 30, 2005, which was $9.66 per share. The restricted stock units are not entitled to dividends or dividend equivalents.

(6)	Represents the grant of restricted stock units under which the executive has the right to receive, subject to vesting, 75,000 shares of common stock. The restricted stock units vest five years following the date of grant, but may vest earlier, in full, upon the Company’s achievement of specific performance criteria, and may vest earlier, on a pro-rata basis, upon the executive’s death, disability, termination without cause, or retirement. The value set forth above is based on the closing price of the Company’s common stock on the date of grant, January 13, 2005, which was $7.32 per share. The aggregate restricted stock holdings held by the executive at the end of the last fiscal year consisted of 75,000 restricted stock units having a value of $724,500, based on the closing price of the Company’s common stock on December 30, 2005, which was $9.66 per share. The restricted stock units are not entitled to dividends or dividend equivalents.

(7)	Represents the grant of restricted stock units under which the executive has the right to receive, subject to vesting, 75,000 shares of common stock. The restricted stock units vest five years following the date of grant, but may vest earlier, in full, upon the Company’s achievement of specific performance criteria, and may vest earlier, on a pro-rata basis, upon the executive’s death, disability, termination without cause, or retirement. The value set forth above is based on the closing price of the Company’s common stock on the date of grant, January 13, 2005, which was $7.32 per share. The aggregate restricted stock holdings held by the executive at the end of the last fiscal year consisted of 75,000 restricted stock units having a value of $724,500, based on the closing price of the Company’s common stock on December 30, 2005, which was $9.66 per share. The restricted stock units are not entitled to dividends or dividend equivalents.

Option Grants in Last Fiscal Year

There were no stock options or stock appreciation rights granted to any of our Named Executive Officers during the year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides summary information regarding stock options exercised during 2005 and stock options held as of December 31, 2005 by our Named Executive Officers.

			Number of Shares Under-		Value of Unexercised
	Shares		lying Unexercised Options		In-the-Money Options at
	Acquired on	Value	at December 31, 2005(#)		December 31, 2005($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles R. Mollo	0	$0	188,526	0	$414,733	$0
Timothy S. Jeffries	12,859	$73,324	79,282	32,141	$481,561	$279,198
Joan W. Brubacher	134,519	$736,487	49,291	32,141	$226,124	$279,198

(1)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of common stock subject thereto as of December 30, 2005.

Employment Agreements

We have employment agreements with Mr. Mollo, Ms. Brubacher and Mr. Jeffries. Each of these agreements expired on June 1, 2005, but automatically renewed on June 1, 2005 and will continue to automatically renew on a year-to-year basis at the end of each annual term, unless either party to the agreement gives the other party notice of termination at least 90 days prior to the end of the then current term. None of the parties have provided notice 90 days prior to June 1, 2006 and, therefore, the employment agreements will extend until June 1, 2007. The employment agreements provide for increases in salary as determined by the Board of Directors.

As of December 31, 2005, Mr. Mollo’s annual base salary was $340,000. Mr. Mollo has a targeted annual cash bonus, for each fiscal year that the agreement is in effect, of 70% of his then current base salary. If Mr. Mollo’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Mr. Mollo or just cause, as defined in the agreement, Mr. Mollo is entitled to continue to receive his salary for a period of six months following the date of termination. If Mr. Mollo’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Mr. Mollo or just cause, as defined in the agreement, and such termination occurs within two years after a change of control in the Company, as defined in the agreement, Mr. Mollo is entitled to receive a lump sum payment equal to his then current salary for one year plus his cash bonus for one year at 100% achievement and continued health benefits. In the event of a change of control, as defined in the agreement, all equity compensation held by Mr. Mollo shall become immediately and fully vested and not subject to restriction.

As of December 31, 2005, Ms. Brubacher’s annual base salary was $238,500. Ms. Brubacher has a targeted annual calendar year cash bonus of 50% of her then current salary. If Ms. Brubacher’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Ms. Brubacher or just cause, as defined in the agreement, Ms. Brubacher is entitled to continue to receive her salary for a period of six months following the date of termination. If Ms. Brubacher’s employment agreement is terminated for constructive termination, or for any reason other than its expiration, the death or disability of Ms. Brubacher or just cause, as defined in the agreement, and such termination occurs within two years after a change of control in the Company, as defined in the agreement, Ms. Brubacher is entitled to receive a lump sum payment equal to her then current salary for one year plus her cash bonus for one year at 100% achievement and continued health benefits. In the event of a change of control, as defined in the agreement, all equity compensation held by Ms. Brubacher shall become immediately and fully vested and not subject to restriction.

As of December 31, 2005, Mr. Jeffries’ annual base salary was $238,500. Mr. Jeffries has a targeted annual calendar year cash bonus of 50% of his then current salary. If Mr. Jeffries’ employment agreement is terminated for constructive notice, or for any reason other than its expiration, the death or disability of Mr. Jeffries or just cause, as defined in the agreement, Mr. Jeffries is entitled to continue to receive his salary for a period of six months following the date of termination. If Mr. Jeffries’ employment agreement is terminated for constructive notice, or for any reason other than its expiration, the death or disability of Mr. Jeffries or just cause, as defined in the agreement, and such termination occurs within two years after a change of control in the Company, as defined in the agreement, Mr. Jeffries is entitled to receive a lump sum payment equal to his then current salary for one year plus his cash bonus for one year at 100% achievement and continued health benefits. In the event of a change of control, as defined in the agreement, all equity compensation held by Mr. Jeffries shall become immediately and fully vested and not subject to restriction.

PERFORMANCE GRAPH

The following chart compares the yearly percentage change in the cumulative total stockholder return on our common stock from the fiscal year ending December 31, 2000 through the fiscal year ending December 31, 2005 with the cumulative total return of (1) the S&P600 Technology Hardware & Equipment Index, and (2) the Nasdaq Composite Market Index. The comparison assumes $100 was invested on December 31, 2000 in Mobility’s common stock and in each of the other indices, and assumes reinvestment of dividends. Mobility paid no dividends during the period.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG MOBILITY ELECTRONICS INC.,
NASDAQ COMPOSITE MARKET INDEX, AND

S&P 600 TECHNOLOGY HARDWARE & EQUIPMENT INDEX

Source: Bloomberg Base date = 100

Company Name	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05

Mobility Electronics, Inc.	100.00	51.28	31.18	366.81	352.00	396.31
S&P600 Tech HW & EQP Index	100.00	92.89	58.22	86.83	97.13	90.14
Nasdaq Index Composite Index	100.00	79.20	54.46	82.11	89.63	91.53

ASSUMES $100 INVESTED ON DECEMBER 31, 2000
ASSUMES DIVIDENDS REINVESTED

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective as of May 7, 2002, the Company sold 50,000 shares of common stock to each of Joan W. Brubacher, the Company’s Executive Vice President and Chief Financial Officer, and Timothy S. Jeffries, the Company’s Executive Vice President and Chief Operating Officer, at a purchase price of $1.40 per share. Each of these executive officers executed and delivered to the Company a three-year promissory note, in the principal amount of $70,000, and bearing interest at the rate of 6% per annum. Each promissory note was secured by the shares of common stock so issued. During 2004, Mr. Jeffries repaid his promissory note, plus interest, in full. In early 2005, Ms. Brubacher repaid her promissory note, plus interest, in full.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish us with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for 2005, except that one Form 4 reporting one transaction was not timely filed by each of Mr. Mollo, Ms. Brubacher, Mr. Jeffries, Darryl S. Baker, Brian M. Roberts, one Form 4 reporting two transactions was not timely filed by Mr. Stead, two Forms 4 reporting one transaction each were not timely filed by Mr. Shaner and Mr. Harris, and three Forms 4 reporting one transaction each were not timely filed by Mr. Carr.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee requests that the stockholders ratify the Audit Committee’s selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal 2006. KPMG LLP audited the consolidated financial statements of the Company for the year ended December 31, 2005. Representatives of KPMG LLP will be present at the meeting and will have an opportunity to make a statement if they so desire and to respond to questions by stockholders.

If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

OTHER BUSINESS

The Board knows of no matter other than those described herein that will be presented for consideration at the meeting. However, should any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment in the interests of the Company.

STOCKHOLDER PROPOSALS

A stockholder must give the Secretary of the Company written notice, at its principal executive office, of its intent to present a proposal at the 2007 annual meeting of stockholders by February 15, 2007. Additionally, if a stockholder wishes to submit a stockholder proposal pursuant to Rule 14a-8 of the 1934 Exchange Act Rules, as amended, for inclusion in the Company’s Proxy Statement for the 2007 annual meeting of stockholders, the Company must receive such proposal and supporting statements, if any, at its principal executive office no later than

December 2, 2006. Such proposals should be sent to the attention of Secretary, Mobility Electronics, Inc., 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company will deliver only one copy of the Company’s Annual Report to stockholders for fiscal 2005 (the “2005 Annual Report”) and this proxy statement to multiple stockholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing and mailing costs and fees.

The 2005 Annual Report and this proxy statement are available at the Company’s web site at http://www.mobilityelectronics.com. The Company will deliver promptly upon written or oral request a separate copy of the 2005 Annual Report and this proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receipt a separate copy of the 2005 Annual Report or this proxy statement, stockholders should contact the Company at:

Investor Relations
Mobility Electronics, Inc.
17800 N. Perimeter Drive, Suite 200
Scottsdale, AZ 85255
(480) 596-0061 x155
ir@mobl.com

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent and receive a separate copy of the Company’s annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding programs within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

EXPENSES OF SOLICITATION

All costs incurred in the solicitation of proxies will be borne by us. We estimate those costs to be approximately $15,000. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegraph or personally, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and we may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

MOBILITY ELECTRONICS, INC. FORM 10-K

Accompanying this proxy statement is a copy of our Annual Report for the fiscal year ended December 31, 2005 on Form 10-K.

You should rely only on the information contained in or incorporated by reference in this proxy statement to vote on the matters proposed herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Brian M. Roberts
Secretary

Scottsdale, Arizona
March 28, 2006

APPENDIX A

MOBILITY ELECTRONICS, INC.
AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of Mobility Electronics, Inc., a Delaware corporation (the “Company”), approves and adopts the following Audit Committee Charter to specify the composition, roles and responsibilities of the Audit Committee. As used in this Charter, (i) “Company” includes the Company and its subsidiaries unless the context otherwise requires, (ii) “Nasdaq” means the Nasdaq National Market and (iii) “SEC” means the Securities and Exchange Commission.

PURPOSE

The function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, the adequacy of the Company’s systems of internal controls, the audits of the Company’s financial statements, the quality and integrity of publicly reported financial disclosures, and the related matters described in this Charter.

COMPOSITION

The Audit Committee shall consist of not less than three members of the Board, each of whom shall meet the independence and experience requirements of the Nasdaq Marketplace Rules and the rules and regulations of the SEC. Each member will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Each member of the Audit Committee shall be able to read and understand fundamental financial statements and at least one member shall be a financial expert as defined by the SEC. The members of the Audit Committee will be elected by the Board who will also designate the Chairman.

ROLES AND RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible in order to react to changing conditions and to ensure the effective oversight of the Company’s reporting process and internal control system. In addition to any responsibilities assigned to the Audit Committee from time to time by the Board, the following is a summary of the Audit Committee’s primary responsibilities.

Oversight of Outside Auditors

The Company’s outside auditors shall report directly to the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention, replacement, and oversight of the work of the outside auditors, including, to the extent they arise, the resolution of any disagreements between management and the outside auditor regarding financial reporting. The Audit Committee shall approve, in advance, the provision by the outside auditors of all audit services and permissible non-audit services.

The Audit Committee has the authority and responsibility to review the fees charged by the outside auditors, the scope of their engagement and proposed audit approach and to recommend such review or auditing steps as the Audit Committee may consider desirable.

The Audit Committee shall review and confirm the independence of the outside auditors by reviewing non-audit services provided as well as the outside auditor’s assertion of independence in accordance with professional standards and other requirements. The Audit Committee will be responsible for ensuring that it receives a formal written statement delineating all relationships between the outside auditors and the Company. The Audit Committee will actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.

The Audit Committee shall engage in a formal process every three years of soliciting proposals from various accounting firms regarding their potential engagement as the Company’s outside auditor.

Internal Controls

In consultation with management and the outside auditors, the Audit Committee shall consider the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

The Audit Committee shall consider the extent to which internal control recommendations made by outside auditors have been implemented by management.

The Audit Committee shall request that the outside auditors keep the Audit Committee informed about fraud, illegal acts and deficiencies in internal controls that come to their attention and such other matters as the outside auditors conclude should be brought to the attention of the Audit Committee.

Financial Reporting

Review of Significant Accounting and Reporting Issues

The Audit Committee shall review with management and the outside auditors significant accounting and reporting issues applicable to the Company, including recent professional and regulatory pronouncements, and their impact on the financial statements.

Financial Statements

The Audit Committee shall review the Company’s annual and interim financial statements and related press releases and filings with the SEC and discuss such items with management and the outside auditors prior to issuance.

The Audit Committee shall consider management’s handling of proposed audit adjustments identified by the outside auditors.

The Audit Committee shall discuss with management and the outside auditors any significant changes to the Company’s accounting principles, the degree of aggressiveness or conservatism of the accounting principles and underlying estimates used in the preparation of the Company’s financial statements, and any items required to be communicated by the outside auditors in accordance with Statement of Auditing Standards (“SAS”) No. 61.

Based on the review and discussions with management and outside auditors contemplated by this Charter, the Audit Committee shall recommend to the Board whether the audited annual financial statements be included in the Company’s Annual Report on Form 10-K.

Compliance with Laws and Regulations

The Audit Committee shall review the effectiveness of the Company’s system for monitoring compliance with laws and regulations, including the Company’s Code of Business Conduct and Ethics, and the results of management’s investigation of and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

The Audit Committee shall review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

Corporate Governance

The Audit Committee, or a comparable body of the Board, shall review and approve all related party transactions.

The Audit Committee shall establish procedures for the following:

•	The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

•	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Charter Scope

The Audit Committee shall review and reassess the adequacy of this Charter on a periodic basis, at least annually, and revise it as necessary. The Audit Committee shall submit this Charter to the Board for approval, and have the Charter published in accordance with the rules of the SEC from time to time in effect.

Reporting Responsibilities

The Audit Committee shall regularly update the Board about Audit Committee activities and make appropriate recommendations from time to time as necessary.

The Audit Committee shall annually prepare a report to stockholders as required by SEC rules for inclusion in the Company’s proxy statement.

General Scope of Responsibilities

The Audit Committee relies on the expertise and knowledge of management and the outside auditor in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s financial statements. The Company’s outside auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter these traditional responsibilities.

MEETINGS

The Audit Committee shall meet at least four times annually and may meet more frequently as circumstances dictate. Meetings of the Audit Committee may be in person or by conference call in accordance with the Bylaws of the Company. Meetings of the Audit Committee shall be held at such time and place, and upon such notice, as the Chairman of the Audit Committee may from time to time determine. The Chairman of the Audit Committee shall develop the agenda for each meeting and in doing so may consult with management and the outside auditors. Except as specifically provided in this Charter, the provisions of the Bylaws of the Company with respect to committees of the Board shall apply to the Audit Committee.

AUTHORITY

The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the outside auditors, management and any employee of the Company to discuss any matters within the Audit Committee’s purview, in separate executive sessions, to discuss any matters that the Audit Committee, or these persons, believe should be discussed privately.

The Audit Committee shall have the ability to retain, at the Company’s expense, such special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, for the compensation of the outside auditor and any advisers that the Audit Committee chooses to engage.

The Audit Committee may from time to time delegate to its Chairman or any of its members the responsibility for any particular matters that the Audit Committee deems appropriate.

As adopted, originally effective March 4, 2004, and as amended and restated on May 25, 2004.

Proxy Card for Common Stockholders
Mobility Electronics, Inc.
This Proxy is solicited on behalf of the Company’s Board of Directors.
     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Mobility Electronics, Inc. (the “Company”) to be held at the Scottsdale Marriott at McDowell Mountains, 16770 North Perimeter Drive, Scottsdale, Arizona 85260 at 10:00 a.m. local time on May 24, 2006 (the “Meeting”), and the Proxy Statement and Annual Report mailed therewith and (2) appoints Charles R. Mollo and Joan W. Brubacher, or either of them, the undersigned’s proxy with full power of substitution for and in the name, place and stead of the undersigned to vote all shares of Common Stock of the Company owned by the undersigned standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote at the Meeting and any adjournments thereof, on the following matters as indicated below and such other business as may properly come before the Meeting.
     This Proxy, when properly executed and timely returned, will be voted in the manner directed herein by the stockholder. If no direction is made, this Proxy will be voted FOR all nominees as directors, FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and in the discretion of the proxies on any other matters that may properly come before the Meeting and any adjournments thereof.
     The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them lawfully do by virtue hereof.
     PLEASE mark, sign, date and return the proxy card promptly using the enclosed envelope. No postage is required if mailed in the United States.
(Continued and to be signed on the other side)

MOBILITY ELECTRONICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2006

1.	☐ ☐	FOR the election of Charles R. Mollo as director WITHHOLD AUTHORITY to elect Charles R. Mollo as director	such. If a corporation, please sign in full corporate name by President of other authorized officer. If a partnership, please sign in partnership name by authorized person.

	☐	FOR the election of Robert W. Shaner as director	DATED: , 2006

	☐	WITHHOLD AUTHORITY to elect Robert W. Shaner as director

2.	☐	FOR the ratification of KPMG LLP as independent registered public accounting firm for fiscal year ending December 31, 2006	Signature of Stockholder

	☐	AGAINST the ratification of KPMG LLP as independent registered public accounting firm for fiscal year ending December 31, 2006
Signature if held jointly

	☐	ABSTAIN

5.		In the discretion of the proxies on any other matters that may properly come before the Meeting or any adjournments thereof	Please mark, date, sign and mail your proxy promptly in the envelope provided.
Please date this proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as